10.2 Addendum C to Securities Purchase Agreement with IPN Communications, Inc.

DataLogic International, Inc.
18301 Von Karman Ave., Suite 250 * Irvine, CA 92612
* Tel: (888) 530-8228  * Fax: (800) 549-3067


                  SECURITIES PURCHASE AGREEMENT
                            ADDENDUM C


This is an Addendum to the Securities Purchase Agreement entered into between DataLogic International, Inc. (hereinafter "DataLogic") and IPN
Communications, Inc. (hereinafter "IPN") or collectively "the Parties" on the 2nd of June 2003.

WHEREAS DataLogic is DataLogic International or its subsidiary and IPN is IPN or its principals;

WHEREAS the parties wish to extend the Agreement as follows:

1.    TRANSACTION
      DataLogic will purchase the remaining four hundred and ninety thousand (490,000) shares of IPN at sixty-one cents ($0.62) per share. This purchase shall be made in accordance to the conditions in section 2.

2.    CONDITIONS OF THE PURCHASE OF SHARES AND FUNDING
      The stock valuation will be made based on the closing price of DataLogic on the closing date of the transaction.

      DataLogic's equity ownership in IPN will be vested immediately. In exchange for four hundred and ninety thousand (490,000) shares of IPN, DataLogic will fund IPN according to the following schedule:

      i. Funding. Upon the closing, DataLogic will issue IPN three hundred thousand ($300,000) dollars in restricted common stock.

      ii. Management Agreement. DataLogic agrees to enter into management service contract with IPN until December 31, 2005. The terms of the agreements will be outlined in a separate Management Agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the dates hereof.

DataLogic International, Inc.         IPN Communications, Inc.

/s/ Keith Nguyen     11/05/04         /s/ Michael Wu      11/05/04
_____________________________         ________________________________
Keith Nguyen            Date          Michael Wu            Date
President                             CEO